Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2018, relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and subsidiaries, and the effectiveness of UnitedHealth Group Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Minneapolis, MN

April 12, 2018